Exhibit 99.1

Checkmate Pharmaceuticals Reports Second Quarter 2020 Financial Results and Provides an Update on Recent Progress

Successfully completed IPO in August 2020 raising $76.6 million in gross proceeds

On track to initiate planned new clinical trials in melanoma and head and neck cancer

Cambridge, Mass., – September 18, 2020 (GLOBE NEWSWIRE) – Checkmate Pharmaceuticals, Inc. (NASDAQ: CMPI) (“Checkmate”), a clinical stage biotechnology company focused on developing proprietary technology to harness the power of the immune system to combat cancer, today announced second quarter 2020 financial results and provided an update on recent progress.

“This is an exciting time for our company as we rapidly develop CMP-001 across multiple tumor types in combination with checkpoint inhibitors,” said Barry Labinger, Chief Executive Officer. “Our recent public offering positions us well to execute on our clinical and strategic plans, including advancement of CMP-001 towards registration in melanoma and towards demonstration of proof of concept in additional tumor types, including head and neck cancer. We are on track to initiate key new clinical trials by late 2020/early 2021 as planned.”

Recent Progress

•

In August 2020, Checkmate closed its initial public offering of 5,000,000 shares of common stock at $15 per share. Including the subsequent partial exercise of the underwriters’ overallotment option, total gross proceeds were approximately $76.6 million, before deducting underwriting commissions and offering expenses.

•

In July 2020, the U.S. Food and Drug Administration granted Fast Track designation to Checkmate’s product candidate, CMP-001, a differentiated Toll-like receptor 9 (TLR9) agonist, in combination with a programmed death receptor 1 (PD-1) blocking antibody (nivolumab or pembrolizumab) in both anti-PD-1 refractory melanoma and first-line metastatic melanoma.

•	Checkmate is actively engaging with potential clinical sites and remains on track to initiate three Phase 2 trials combining CMP-001 with PD-1 blockade by late 2020/early 2021 for the treatment of:

•	First-line head and neck cancer

•	Anti-PD-1 refractory melanoma

•	First-line metastatic or unresectable melanoma

Second Quarter 2020 Financial Results

•	Cash and cash equivalents: Cash and cash equivalents were $80.3 million as of June 30, 2020 (excluding proceeds from the IPO which was completed in August 2020).

•

Research and development expenses(R&D): R&D expenses were $6.5 million for the quarter ended June 30, 2020, compared to $5.8 million for the quarter ended June 30, 2019. The increase was primarily attributable to start-up costs for upcoming clinical trials as well as manufacturing and process development costs.

•

General and administration expenses(G&A): G&A expenses were $1.8 million for the quarter ended June 30, 2020, compared to $1.1 million for the quarter ended June 30, 2019. The increase was primarily attributable to expenses incurred in connection with the Checkmate’s preparation for operating as a publicly-traded company.

•	Net loss and comprehensive loss: Net loss and comprehensive loss was $8.3 million for the quarter ended June 30, 2020, compared to $6.9 million for the quarter ended June 30, 2019.

About Checkmate Pharmaceuticals

Checkmate Pharmaceuticals is a clinical stage biotechnology company focused on developing proprietary technology to harness the power of the immune system to combat cancer. Checkmate’s product candidate, CMP-001, is a differentiated TLR9 agonist delivered as a biologic virus-like particle designed to trigger the body’s innate immune system to attack tumors in combination with other therapies. Checkmate’s goal is to leverage its proprietary technology to discover, develop and commercialize transformative treatments to fight cancer. Information regarding Checkmate is available at www.checkmatepharma.com.

Forward Looking Statements

Various statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. These statements include those regarding our product candidate, including the development and therapeutic potential, the advancement of our clinical and preclinical pipeline, including the timing, enrollment and results of our clinical trials, expectations regarding current and future interactions with the U.S. Food and Drug Administration (FDA), the impact of the ongoing COVID-19 pandemic on our business, operations, clinical trials, clinical supply and plans, and our financial position and cash runway. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. These forward-looking statements are subject to risks and uncertainties, including those related to the development of our product candidate, including any delays in our ongoing or planned preclinical or clinical trials, the impact of the ongoing COVID-19 pandemic on our business, operations, clinical supply and plans, the risks inherent in the drug development process, the risks regarding the accuracy of our estimates of expenses and timing of development, our capital requirements and the need for additional financing, and obtaining, maintaining and protecting its intellectual property. These and additional risks are discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus dated August 6, 2020, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act 1933, as amended, which is available on the SEC’s website at www.sec.gov.

CHECKMATE PHARMACEUTICALS, INC.

SUMMARY STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$6,476	$5,849	$12,789	$12,049
General and administrative	1,795	1,107	3,305	2,157

Total operating expenses	8,271	6,956	16,094	14,206
Loss from operations	(8,271)	(6,956)	(16,094)	(14,206)
Interest income	6	59	28	116
Change in fair value of convertible loan notes	(83)	—	(83)	—

Total other income (expense)	(77)	59	(55)	116

Net loss and comprehensive loss	$(8,348)	$(6,897)	$(16,149)	$(14,090)

CHECKMATE PHARMACEUTICALS, INC.

SUMMARY BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$80,289	$4,185
Other current assets	3,167	941

Total assets	$83,456	$5,126

Current liabilities	$6,985	$5,634

Total liabilities	$6,985	$5,634

Series A redeemable convertible preferredstock	33,479	32,482
Series B redeemable convertible preferred stock	75,314	64,446
Series C redeemable convertible preferred stock	85,475	—
Total stockholders’ deficit	(117,797)	(97,436)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$83,456	$5,126

Investor Contact

Kleem Chaudhary

Chief Business Officer

kleem@checkmatepharma.com

Media Contact

Karen Sharma

MacDougall

781-235-3060

ksharma@macbiocom.com